September 20, 2006

Dear Jeff:

The Company appreciates your agreement to act as the interim Chief Financial Officer of the Company in order to give the Company the opportunity to designate a Chief Financial Officer. In return for your agreement to serve in this position the Company will:

    Continue your base compensation at the rate of $294,000 per annum plus an executive allowance equal to that paid to members of the CEO's Leadership Team for the period during which you act as interim Chief Financial Officer.
    Pay you a guaranteed bonus under the Company's Incentive Compensation Plan (i) for the 2006 fiscal year of $220,500 provided that you have not voluntarily terminated your employment with the Company or been terminated by the Company for Cause (as that term is defined in the Company's Severance Plan) on or prior to the day 2006 bonuses are paid, or March 15, 2007, whichever is earlier and (ii) for any portion of the 2007 fiscal year during which you serve as interim Chief Financial Officer ("2007 Interim Service") in an amount equal to 75% of your base compensation (at the rate set forth in paragraph (1) above) for the period of your 2007 Interim Service provided that you have not voluntarily terminated your employment with the Company or been terminated by the company for Cause while serving as interim Chief Financial Officer. It is further understood that said bonus amounts may, at the discretion of the Company, be increased based upon Company and/or individual performance in accordance with the terms contained in the Incentive Compensation Plan.

    The Compensation Committee shall take action on September 20, 2006 to award you 20,000 shares of Restricted Stock pursuant to the terms of the 2003 Omnibus Long Term Incentive Compensation Plan. Said shares shall vest on December 31, 2007 provided that you are an employee of the Company on such date. Said shares shall vest on any earlier date should your employment be terminated by the Company for other than Cause.
    Should you be entitled to benefits under the Company's Change in Control Plan (which requires, among other Plan provisions, that you be an employee of the Company on the date of a Change in Control) or Severance Plan during the period in which you are serving as the interim Chief Financial Officer and for six months thereafter, you shall be paid any benefits due under the terms of such Plans as if you were a member of the Senior Executive Leadership Team.

It is agreed and understood that, at the Company's discretion, it may terminate your acting as the interim Chief Financial Officer at anytime. Upon such termination, you will reassume the position of Vice President, Finance.

Notwithstanding any of the above, you shall at all times be an employee at will and, as such, the Company and you, individually, retain the right to terminate your employment at anytime with or without Cause. Should such termination of employment take place prior to the full payment of the benefits set forth in (1) through (4) above, the provisions relating to a termination of employment set forth in such paragraphs above shall be applicable with respect to your continued entitlement to such benefits.

All other provisions of your employment as in effect on the date hereof which are not in conflict with, or replaced with increased benefits by, this letter shall continue to be applicable.

Please indicate your agreement to the terms of this letter by executing and returning a copy to me.

Very truly yours,

Dean Mitchell

President and Chief Executive Officer

Accepted:

___________________

Jeff Campbell

K:\Legal\Corporate\EMPLOYMENT MATTERS\Campbell, Jeff\Sept 2006 Agreement.doc